10F-3 Report
CGCM Small-Mid Cap Equity Fund
	3/1/2017		through	8/31/2017

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Uniti Group Inc (Secondary)	Westfield	4/20/2017	Citigroup Global Markets Inc	19,500,000	20,670	26.500